Exhibit 10.2

ACTIVIDENTITY CORP.

NON-EMPLOYEE DIRECTORS’
EQUITY COMPENSATION PROGRAM

I.                                      INTRODUCTION

The Actividentity Corp. Non-Employee Directors’ Equity Compensation Program (the “Program”), effective January 1, 2009, is established pursuant to the 2004 Equity Incentive Plan of Actividentity Corp. (the “Plan”) and permits a Director who is not an employee of the Company (a “Non-Employee Director”) to elect to receive some or all of his or her cash retainer and meeting fees (“Fees”) from the Company in the form of Options pursuant to Section 11.2 of the Plan and/or Stock Awards pursuant to Section 8.2 of the Plan.  Capitalized terms not otherwise defined herein shall have the same meaning as defined in the Plan.

II.                                  ADMINISTRATION

The Program shall be administered by the Board of Directors of the Company (the “Board”).  The Board shall have complete discretion and authority with respect to the Program and its application, except as expressly limited by the Program.

III.                              ELIGIBILITY

All Non-Employee Directors are eligible to participate in the Program.

IV.                             CONVERSION OF FEES

A.                                   Election.  A Non-Employee Director may elect in advance to receive some or all of his or her Fees from the Company in the form of Options pursuant to Section 11.2 of the Plan and/or Stock Awards pursuant to Section 8.2 of the Plan.  To make such an election, the Non-Employee Director must execute and deliver to the Company’s Chief Financial Officer an election form specifying the percentage of his or her Fees he or she wishes to receive in the form of Options and/or Stock Awards.  Except with respect to a newly elected or appointed

Non-Employee Director, any election under this paragraph shall apply only to Fees that are earned with respect to services to be performed beginning on or after the start of the next calendar year after such receipt and acceptance.  A newly elected or appointed Non-Employee Director, may, within 30 days of becoming a Non-Employee Director, file an election which shall apply only to Fees that are earned with respect to services to be performed subsequent to the election.  An election shall remain in effect from year to year, until a new election becomes effective with respect to Fees payable in the next calendar year.  A Non-Employee Director may revoke his or her election with respect to Fees that are payable for services to be performed in the calendar year beginning after receipt and acceptance by the Company’s Chief Financial Officer of his or her written revocation.

B.                                     Options.  To the extent a Non-Employee Director’s Fees are payable in the form of Options, such grants shall be made pursuant to the provisions of Section 11.2 of the Plan.

C.                                     Stock Awards.  The Company shall maintain a deferred account (“Account”) for each Non-Employee Director who has elected to receive all or a portion of his or her Fees in the form of Stock Awards.  As of the last trading day of each calendar quarter, a Non-Employee Director’s Account shall be credited with a number of whole and fractional stock units determined by dividing the Fees subject to the Stock Award election for the calendar quarter by the Fair Market Value of a Share on such date, provided such Non-Employee Director remains on the Board on such date.

D.                                    Dividend Equivalent Amounts.  Whenever dividends (other than dividends payable only in Shares) are paid by the Company, each Account shall be credited with a number of whole and fractional stock units determined by multiplying the dividend value per Share by the stock unit balance of the Account on the record date and dividing the result by the Fair Market Value of a Share on the dividend payment date.

E.                                      Distribution.  Stock certificates (“Certificates”) evidencing a one-for-one conversion (adjusted as provided in the Plan) of stock units into Shares shall be issued and registered in the Non-Employee Director’s name as of the earlier of a Change of Control or Fundamental Transaction that also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), or when the Non-Employee Director ceases to serve on the Board for any reason.  Certificates will be delivered to the Non-Employee Director within 90 days thereafter.  In the case of the death of the Non-Employee Director before delivery of any Certificates, Certificates shall be delivered to the Non-Employee Director’s beneficiary or estate within 30 days after the Non-Employee Director’s death.  Any fractional share shall be paid in cash.  In lieu of Certificates, Shares may also be issued on an electronic basis.

F.                                      Designation of Beneficiary.  A Non-Employee Director may designate one or more beneficiaries to receive payments from his or her Account in the event of his or her death.  A designation of beneficiary shall apply to a specified percentage of a Non-Employee Director’s entire interest in his or her Account.  Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company.  If there is no effective designation of beneficiary, or if no beneficiary survives the Non-Employee Director, the estate of the Non-Employee Director shall be deemed to be the beneficiary.  All payments to a beneficiary or estate shall be made in a lump sum in Shares, with any fractional share paid in cash.

V.                                   AMENDMENT OR TERMINATION OF PROGRAM

The Company reserves the right to amend or terminate the Program at any time, by action of its Board, provided that no such action shall adversely affect a Non-Employee Director’s right to receive compensation earned before the date of such action or his or her rights under the Program with respect to amounts credited to his or her Account before the date of such action.  In no event shall the distribution of Accounts to Non-Employee Directors be accelerated by virtue of any amendment or termination of the Program except to the extent permitted by Section 409A of the Code.

VI.                               MISCELLANEOUS PROVISIONS

A.                                   Notices.  Any notice required or permitted to be given by the Company or the Board pursuant to the Program shall be deemed given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Non-Employee Director at the last address shown for the Non-Employee Director on the records of the Company.

B.                                     Nontransferability of Rights.  During a Non-Employee Director’s lifetime, any payment from his or her Account shall be made only to him or her.  No sum or other interest under the Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or any beneficiary under the Program to do so shall be void; provided, however, that with the consent of the Board, a Non-Employee Director may transfer his or her Options to a family member or trusts for the benefit of himself or herself and/or family members.  No interest under the Program shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or beneficiary entitled thereto other than a domestic relations order.

C.                                     Company’s Obligations to Be Unfunded and Unsecured.  The Accounts maintained under the Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Shares) for payment of any amounts hereunder.  No Non-Employee Director or other person shall have any interest in any particular assets of the Company (including Shares) by reason of the right to receive payment under the Program, and any Non-Employee Director or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Program.

D.                                    Governing Law.  The terms of the Program shall be governed, construed, administered and regulated in accordance with the laws of the State of Delaware.  In the event any provision of this Program shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

E.                                      Effective Date of Program.  The Program shall become effective as of January 1, 2009.